EXHIBIT 10.10

TUCSON - EL PASO
POWER EXCHANGE AND TRANSMISSION AGREEMENT

1.	PARTIES
The Parties to this Agreement are EL PASO ELECTRIC COMPANY, a Texas corporation (hereinafter referred to as "EPE"); and TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (hereinafter referred to as "TEP"); (collectively "Parties" and individually "Party").

2.	RECITALS
This Agreement is made with reference to the following facts, among others:

2.1	The Parties are engaged in the generation, transmission and distribution of electric power and energy in one or more of the States of Arizona, New Mexico, and Texas.

2.2	Electrical system interconnections exist and are being constructed which will allow scheduled interchanges of power and energy to take place between the Parties' respective systems.

2.3
EPE is a participant in the Palo Verde Nuclear Generating Station ("PVNGS") and its share of the capacity of each of the three units now under construction will be approximately 150 MW. EPE is also a participant in the Valley Transmission System which includes the Palo Verde-Westwing 500 kV Circuit No. l, the Palo Verde-Kyrene Circuit and will include a third line east from PVNGS.

2.4
TEP operates a 345 kV transmission system ("Eastern Transmission System") with connections to the San Juan Generating Station ("San Juan"), and the Four Corners Generating Station ("Four Corners") in each of which it is a participant. This system is likewise connected to TEP's Springerville Generating Station ("Springerville"), its generating stations in Tucson and also to Coronado Generating Station ("Coronado") and the Greenlee 345 kV Substation, among others.

2.5
The Parties wish to exchange capacity and energy between EPE's share of the PVNGS generating units and TEP's system generation and to achieve other economies in the transmission of energy for their mutual benefit.

3.	AGREEMENT
The Parties agree as follows:

4.	EFFECTIVE DATE AND TERM
This Agreement shall become effective when it is executed. The term during which transactions may take place hereunder is specified where applicable in the following sections.

5.	EXCHANGE OF CAPACITY AND ENERGY

5.1	EPE will deliver from its share of the PVNGS generating units, and TEP will receive, amounts of capacity with corresponding energy in accordance with the following:

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Begin on Date of Initial Synchronization	Min. Capacity Schedule	Max. Capacity Schedule

PVNGS Unit 1	100 MW	150 MW
PVNGS Unit 2	200 MW	300 MW
PVNGS Unit 3	300 MW	300 MW

At TEP' s option such capacity and energy may be received in whole or in part at the Palo Verde Switchyard or the Westwing Substation.

5.2
The amounts listed in Paragraph 5.1 above correspond to the PVNGS generating units operating at full rated output. The Minimum capacity schedules shall be adhered to unless EPE's share of the PVNGS generating units' production is less than the minimum schedules, in which case all of EPE's share of the PVNGS generating unit production shall be scheduled for delivery to TEP. Scheduling of amounts between the Minimum and the Maximum shall be at EPE's option.

5.3
TEP recognizes that EPE will enter into another exchange agreement involving a third party with an effective date of May 1, 1995, and agrees that such third party exchange after said date shall take priority over the exchange between TEP and EPE to the extent EPE's generation at PVNGS is inadequate to cover both arrangements. The Parties agree to cooperate and use best efforts to enable EPE to meet its power exchange obligations to the third party.

5.4	TEP shall schedule from its system generation deliveries of

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capacity and energy to EPE at Greenlee, Springerville, Coronado, San Juan, or Four Corners at EPE's option; and EPE shall receive such capacity and energy at Greenlee, Springerville, Coronado, San Juan, or Four Corners in total amounts equal to that scheduled to TEP at the Palo Verde switchyard or Westwing Substation.

5.5	There shall be no charges, costs or losses associated with the exchange of capacity and energy as covered by this Agreement.

5.6
This Agreement for the exchange of capacity and energy shall become effective with the initial synchronization date of the first PVNGS generating unit and shall continue for a term equal to the life of the PVNGS Units 1, 2, and 3.

6.	ASSIGNMENT OF TRANSMISSION RIGHTS

6.1
EPE hereby assigns to TEP 200 MW of EPE's firm transmission rights and a proportional amount of nonfirm rights in the Palo Verde-Westwing Circuit No. 1 for deliveries from Westwing to Palo Verde. EPE will participate in the Palo Verde -Westwing Circuit No. 2 or an alternative third line east from Palo Verde and will assign to TEP 100 MW of firm transmission rights and a proportional amount of nonfirm rights for deliveries from Westwing to Palo Verde in this Circuit No. 2 or to Palo Verde over the alternative third line east.

6.2	The assignment by EPE to TEP of transmission rights in accordance with Paragraph 6.1 shall be for a term of forty-three (43) years

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beginning with the effective date of this Agreement.

6.3	EPE hereby assigns to TEP 200 megawatts of transmission rights in the Springerville-Luna 345 kV circuit and in the existing 345 kV circuit from Luna via Hidalgo to Greenlee.

6.4
This assignment of transmission rights from EPE to TEP in the Springerville-Luna-Greenlee circuits shall begin with the commercial operating date of the Springerville-Luna circuit and shall continue for a term of 40 years from that date.

6.5
TEP hereby assigns to EPE rights in TEP's 345 kV Eastern Transmission System between (a) the San Juan 345 kV switchyard, the Four Corners 345 kV switchyard, or the Coronado Station 345 kV terminal, and (b) the Greenlee 345 kV substation as follows:

6.5.1    For delivery to Greenlee :

6.5.1.1	50 MW beginning with the commercial operating date of PVNGS Unit No. 1.

6.5.1.2	100 MW beginning with the commercial operating date of PVNGS Unit No. 2.

6 .5.1.3	150 MW beginning with the commercial operating date of PVNGS Unit No. 3.

6.5.1.4	This assignment of transmission rights from TEP to EPE under Paragraph 6.5.1 shall terminate on the commercial operating date of the Springerville–Luna circuit.

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6.5.2
For delivery from Greenlee to the Coronado 345 kV terminal, San Juan 345 kV switchyard , or Four Corners 345 kV switchyard, TEP hereby assigns to EPE transmission rights of 150 megawatts, beginning with the effective date of this Agreement and terminating on the commercial operating date of the Springerville -Luna circuit.

6.5.3
Beginning with the commercial operating date of the Springerville -Luna 345 kV circuit, TEP hereby assigns to EPE 150 megawatts of transmission rights in TEP's 345 kV system between Springerville and either of Four Corners, San Juan, or Coronado. Such right s may be utilized by EPE at its option in whole or in part to either of these delivery points. This assignment of rights shall include transmission in both directions and shall be for a term of forty (40) years.

6.6	Transmission losses over assigned and owned rights shall be shared in proportion to scheduled use.

7.	SPRINGERVILLE-LUNA 345 KV CIRCUIT

7.1
The Parties agree to cooperate in the construction of EPE's Springerville-Luna 345 kV circuit. The Parties' responsibilities for the construction, operation and cost of the Springerville-Luna circuit shall be as follows:

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7.1.1
EPE shall construct a single-circuit 345 kV transmission line of approximately 210 miles in length from Luna to a point in New Mexico approximately 12 miles east of the Springerville switchyard. This line shall be constructed so as to be in service on or before June 1, 1987.

7.1.2
At Luna 345 kV Substation, EPE shall install at least one 345 kV circuit breaker and associated equipment, including shunt reactors, relays, meters, and microwave systems to terminate the Springerville-Luna 345 kV circuit.

7.1.3
EPE shall install series capacitors for 25 percent line compensation at Luna in the Springerville-Luna 345 kV circuit to control the power flow distribution. This amount may be changed by mutual agreement of the Parties based on joint studies of the system. TEP and EPE will conduct such studies and employ such corrective measures as needed to protect the Springerville generating units from subsynchronous resonance.

7.1.4	All costs associated with the construction, operation, and maintenance of the facilities in this Paragraph 7.1 are to be the responsibility of EPE.

7.2	TEP will purchase, install, operate and maintain the following facilities as part of the Springerville-Luna 345 kV circuit:

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7.2.1
A double-circuit 345 kV transmission tower line shall be constructed from the Springerville switchyard eastward for a distance of approximately 12 miles. One -half of this tower line and the northern circuit position shall be dedicated to the Springerville-Luna circuit and strung with a bundle of two conductors not larger than 954 KCM ACSR per phase.

7.2.2
At Springerville two 345 kV circuit breakers and associated switchyard equipment, including shunt reactors, relaying, metering, and microwave systems shall be installed to provide a termination for the Springerville-Luna 345 kV circuit. TEP will maintain, operate, upgrade, or replace as required the termination facilities of the Springerville-Luna circuit at the Springerville switchyard and the 12 miles of double-circuit line east of Springerville switchyard.

7.3
EPE will reimburse TEP for one-half of all costs as incurred in Paragraph 7.2.1 and for all costs as incurred in Paragraph 7.2.2, including overheads, taxes, insurance, and administrative and general costs, all as associated with the .procurement, installation, construction, operation and maintenance, upgrading or replacement of the facilities described in Paragraph 7.2. To cover TEP' s administrative and general costs, a charge of one and one-quarter (l¼) percent shall be added to the total construction costs and capital

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improvement costs (including overheads) and twenty (20) percent shall be added to the operation and maintenance expenses. Included in EPE 's costs shall be a $4.5 million share of the common facilities of the Springerville switchyard as indicated in Exhibit A, or the Parties may by mutual agreement apply this $4.5 million share to other project facilities.

7.4
The facilities to be constructed by TEP for EPE's Springerville-Luna 345 kV circuit shall be ready for service on or before June 1, 1987. At EPE' s request, TEP will construct the above facilities for completion at an earlier date, in which case EPE shall reimburse TEP for its carrying charges during the interim period.

7.5
In the event EPE desires to terminate the 345 kV circuit from Springerville at a location other than Luna, the Parties agree to renegotiate such elements of this Agreement as may be affected, with the intent to achieve similar system performance and exchange of rights.

8.	EMERGENCY TRANSMISSION SERVICE

8.1
Each Party will supply emergency transmission service when and if requested by the other Party in amounts up to the capacity of its transmission system and for a period not to exceed 10 days, provided that in the sole judgment of the supplying party, such transmission service will not result in impairment of or jeopardy

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to service to its customers. Each Party shall be the sole judge as to the conditions under which it is possible for it to provide emergency transmission service.

8.2
Insofar as practicable, hourly schedules for emergency transmission service shall be arranged between the system dispatchers on a tentative basis at least one day in advance, subject to later modification if unforeseen circumstances should arise.

9.	ENGINEERING AND OPERATING COMMITTEE

9.1
In order to provide for the continuing communication between the Parties with regard to construction schedules, costs, possible delays, expected performance, and other matters which may affect the facilities between which power will be exchanged and the construction of the Springerville-Luna transmission line, and thereafter the operation of the facilities over which rights are assigned between the Parties under this Agreement, an Engineering and Operating Committee shall be established, with EPE' s member acting as chairman.

9.2	The Committee shall consist of two member s from each Party and will meet periodically, but not less than twice annually, and shall have the following duties:

9.2.1	Provide liaison with respect to engineering and construction progress of generating and transmission facilities.

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9.2.2	Provide update of capital budget cost s and operating costs for the Springerville-Luna transmission circuit.

9.2.3	Provide coordination with respect to power exchange and scheduling.

9.2.4	Provide liaison on matters which may be the subject of this Agreement.

9.3
The Engineering and Operating Committee shall have no authority to modify any of the provisions of this Agreement, but may by mutual agreement put into effect rules and procedures for the purpose of implementing this Agreement. The E&O Committee may also appoint such ad hoc committees as may be required for joint planning and operating studies, auditing of billed expenses, and such other matters as may be required to effect coordinated operation under this Agreement.

10.	PAYMENT OF FUNDS

10.1
EPE shall pay its share of the costs specified in Paragraph 7. 3 no later than the date when funds are required by TEP to pay for procurement, installation, construction, operation and maintenance, upgrading or replacement of facilities so that TEP will not have to advance any funds on behalf of EPE.

10.2	On or before the twenty-fifth day of each month, TEP shall advise EPE of the following month's estimated expenditures for EPE's share of all costs pursuant to Paragraphs 7.3 and 7.4. The

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amount specified by TEP shall consider unexpended funds from EPE' s prior payments.

10.3
Upon completion of construction, TEP shall compute the total recorded construction expenditures, including appropriate overheads, and EPE shall promptly settle any balance between its share of such total recorded construction expenditures and funds advanced by EPE.

10.4	Following completion of all construction, TEP will provide the cost data required for EPE to keep its books in compliance with the Uniform System of Accounts.

10.5	TEP shall notify EPE by telephone of the need for payment by EPE for its share of costs specified in Paragraphs 7.3 and 7.4. On the following day EPE shall wire such payment to a bank of TEP's choice.

10.6
Funds not paid by EPE to TEP on or before the due date specified shall be payable with interest accrued at the rate charged to prime commercial borrowers by the Bank of America, but not in excess of the maximum rate of interest permitted by law.

11.	UNCONTROLLABLE FORCES
Neither Party shall be considered to be in default in the performance of any of its obligations hereunder (other than the obligations of EPE to make payments to TEP as required) when a failure of performance shall be due to uncontrollable forces. The term "uncontrollable forces" shall

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mean any cause beyond the control of the Party unable to perform such obligation, including but not limited to failure of or threat of failure of facilities, flood, earthquake, storm, fire, lightning, and other natural catastrophes, epidemic, war, riot, civil disturbance or disobedience, labor dispute, labor or material or fuel shortage, sabotage, government priorities and restraint by court order or public authority, and action or nonaction by or failure to obtain the necessary authorizations or approvals from any governmental agency or authority, which by exercise of due diligence such Party could not reasonably have been expected to avoid and which by exercise of due diligence it shall be unable to overcome. Nothing contained herein shall be construed as to require either Party to settle any strike or labor dispute in which it may be involved.

12.	ELECTRICAL DISTURBANCES
Each Party hereto shall maintain its system in conformance with accepted modern practices to:

12.1	Minimize electric disturbances, such as, but not limited to, an abnormal flow of power, which may damage or interfere with the system or customers of the other Party hereto; and

12.2	Minimize the effect on its system and its customers of such electric disturbances originating on the system of either Party hereto.

13.	LIABILITY AND INDEMNITY

13.1	Except for any loss, damage, claim, cost, charge or expense

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resulting from Willful Action, neither Party, its directors, officers nor employee s shall be liable to the other Party for any loss, damage, claim, cost, charge, or expense of any kind or nature incur red by the other Party (including direct, indirect or consequential loss, damage, claim, cost, charge or expense; and whether or not resulting from the negligence of a Party, its directors, officers, employees or any person or entity whose negligence would be imputed to such Party) from (i) engineering, repair , supervision, inspection, testing, protection, operation, maintenance, replacement, reconstruction, use or ownership of such Party' s electric system, or (ii) the performance or nonperformance of the obligations of a Party under this Agreement. Except for any loss, damage, claim, cost, charge or expense resulting from Willful Action, each Party releases the other Party, its directors or other governing body, officers, and employees from any such liability.

13.2	For the purpose of this Paragraph 13, Willful Action shall be defined as:

13.2.1
Action taken or not taken by a Party at the direction of its directors, officers or employees having management or administrative responsibility affecting its performance under this Agreement, which action is knowingly or intentionally taken or not taken with

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conscious indifference to the consequences thereof or with intent that injury or damage would result or would probably result therefrom.

13.2.2
Action taken or not taken by a Party at the direction of its directors, officers or employees having management or administrative responsibility affecting its performance under this Agreement, which action has been determined by final arbitration award or final judgment or judicial decree to be a material default under this Agreement and which occurs or continues beyond the time specified in such arbitration award or judgment or judicial decree for curing such default or, if no time to cure is specified therein, occurs or continues thereafter beyond a reasonable time to cure such default.

13.2.3
Action taken or not taken by a Party at the direction of its directors, officers or employees having management or administrative responsibility affecting its performance under this Agreement, which action is knowingly or intentionally taken or not taken with the knowledge that such action taken or not taken is a material default under this Agreement.

13.2.4	Willful Action does not include any act or failure to act

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which is merely involuntary, accidental or negligent.

13.2.5
The phrase "employees having management or administrative responsibility," as used in this Paragraph 13.2. means the employees of a Party who are responsible for one or more of the executive functions of planning, organizing, coordinating, directing, controlling and supervising such Party's performance under this Agreement with responsibility for results.

13.3
A Party whose electric customer shall have a claim or bring an action against the other Party for any death, injury, loss, or damage arising or alleged to have arisen out of or in connection with interruptions to or curtailment of electric service to such customer caused by any act or omission, including active or passive negligence, of the other Party or anyone directly or indirectly employed by the other Party shall indemnify and hold harmless such other Party, its directors, officers, agents, and employee s from and against any liability for such death, injury, loss or damage.

13.4
Neither Party shall be liable for any loss of earnings, revenues, indirect or consequential damages which may occur to the other Party as a result of performance or failure of performance hereunder by reason of any cause whatsoever, including negligence.

13.5	The provisions of this Paragraph 13 shall not be construed so as

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to relieve any insurer of its obligation to pay any insurance proceeds in accordance with the terms of any valid policy.

14.	ASSIGNMENT OF AGREEMENT
Neither Party shall voluntarily assign this Agreement or any part thereof without the written consent of the other Party, except in connection with the sale or merger of a substantial portion of its properties.

15.	NO DEDICATION OF FACILITIES
Any undertaking by one Party to the other under any provision of this Agreement shall not constitute the dedication of the system or any portion thereof of either Party to the public or· to the other Party, and it is understood and agreed that any such undertaking by either Party shall cease upon the termination of this Agreement.

16.	NOTICES
Any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in per son or sent by United States mail, postage prepaid, to the persons specified below:

El Paso Electric Company
c/o The Secretary
P. O. Box 982
El Paso, Texas 79960

Tucson Electric Power Company
c/o The Secretary
P. O. Box 711
Tucson, Arizona 85702

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Either Party may at any time or from time to time, by notice to the other Party, change the designation or address of the person so specified as the one to receive notices pursuant to this Agreement.

17.	GOVERNING LAW
This Agreement shall be interpreted, governed by and construed under the laws of the State of Arizona or the laws of the United States, as applicable, as if executed and to be performed wholly within the State of Arizona.

18.	GENERAL
The compensation, rates, charges, terms and conditions as specified herein shall remain in effect for the term of this Agreement and shall not be subject to change through filing with, or application to, the Federal Energy Regulatory Commission pursuant to the provisions of Section 205 of the Federal Power Act absent the mutual agreement of the Parties hereto. Neither Party shall request or initiate, directly or indirectly, action by said Commission for any change herein pursuant to Section 206(a) of said Act.

19.	THIRD PARTY RIGHTS
Nothing in this Agreement shall be construed to extend any benefits to, or create a cause of action by, any third party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement
to be executed as of the 19th day of April 1982.

TUCSON ELECTRIC POWER COMPANY
By     /s/ [ILLEGIBLE]
Executive Vice President

EL PASO ELECTRIC COMPANY
By     /s/ Harry I. Zimmer
Vice President

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EXHIBIT A
SPRINGERVILLE SWITCHYARD
COMMON FACILITIES

Site Preparation
Yard Surfacing
Access Road
Land and Land Rights
Drainage
Fencing
Lighting
Civil Work
Grounding
Control House
Control Cable
Communications
Microwave
345 kV Yard

EPE's share of the costs for these facilities will be as follows:

May 31 1984 - $1,000,000
(1) May 31 1985 - $1,000,000
(2) May 31 1987 - $2,500,000
TOTAL $4,500,000

(1) Or the commercial operating date of Springerville Unit 1, if earlier.
(2) Or the commercial operating date of Springerville Unit 2, if earlier

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